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                                                                    EXHIBIT 99.1

                                                             NEWS RELEASE

[CENTURY ALUMINUM LOGO]

CENTURY ICELANDIC SUBSIDIARY SIGNS NEW $365 MILLION SENIOR TERM LOAN FACILITY

      MONTEREY, CA. FEB. 11, 2005 - Century Aluminum Company (NASDAQ:CENX) announced today that Nordural ehf., a wholly owned subsidiary, has executed a new $365.0 million senior term loan facility. Kaupthing Bank hf. and Landsbanki Islands hf. served as lead arrangers for the loan. Funds borrowed under the new term loan facility will be used to refinance Nordural's existing term loan facility and to partially finance costs associated with the company's ongoing expansion efforts.

      Nordural is an Icelandic company that owns and operates a 90,000 metric ton per year (mtpy) capacity primary aluminum reduction plant located in Grundartangi, Iceland. The new loan facility, together with operating cash flow, will provide financing for a capacity expansion of 122,000 mtpy, bringing total primary aluminum capacity to 212,000 mtpy or approximately 467 million pounds by late 2006.

      "Nordural is a world-class aluminum operation, and this expansion, which will more than double the plant's capacity, is a major strategic accomplishment for the Company," said chairman and chief executive officer Craig A. Davis. "We are pleased to work with this excellent Icelandic bank group as lead arrangers. We appreciate their support."

      Century currently owns 615,000 mtpy of primary aluminum capacity, including the existing 90,000 mtpy capacity at Nordural. It owns and operates a 244,000 mtpy plant at Hawesville, KY, a 170,000 mtpy plant at Ravenswood, WV, and it owns a 49.67-percent interest in a 222,000 mtpy reduction plant at Mt. Holly, SC. Alcoa Inc. owns the remainder of the Mt. Holly plant and is the operating partner. After the completion of the 122,000 mtpy Nordural expansion, Century will own 737,000 mtpy of primary aluminum capacity. In addition, Century holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina Plant in Gramercy, LA. Century's corporate offices are located in Monterey, CA.

      This press release may contain forward-looking statements within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in Century's fillings with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Century Aluminum Company, Monterey, California
Michael Dildine, 831-642-9364